Exhibit 99.2

For Further Information Contact:
Bert Williams
Vice President, Marketing and Investor Relations
(408) 731-2610

TERABEAM COMPLETES $7.5 MILLION PRIVATE PLACEMENT

San Jose, CA, July 24, 2007– Terabeam, Inc. (NASDAQ:TRBM), a leader in core-to-client solutions for broadband municipal wireless networks, today announced that it has completed a private placement of its common stock raising proceeds of approximately $7,500,000.  Terabeam issued 4,300,000 shares of its common stock at $1.75 per share and warrants to purchase an aggregate of 2,150,000 shares of its common stock at an exercise price of $2.45 per share.  The net proceeds of the sale of the common stock and the warrants are to be used for working capital and general corporate purposes.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.  Terabeam has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued and the shares of common stock issuable upon the exercise of the warrants sold in this private placement.  Terabeam will file a Form 8-K with the Securities and Exchange Commission shortly that will contain additional information about this transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale, would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Terabeam
Terabeam, Inc. has two primary subsidiaries Proxim Wireless Corporation and Ricochet Networks, Inc.  Proxim Wireless Corporation is a leader in core-to-client solutions for broadband municipal wireless networks.  Ricochet Networks, Inc. is a leading portable Wireless Internet Service Provider (WISP) with its primary operational market in Denver, Colorado.  Additional information about the company can be found at the company’s website located at www.terabeam.com or by contacting the company by telephone at 408-731-2610 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions.  Terabeam’s actual results may differ materially from the results anticipated in these forward-looking statements.  The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to and arising from dilution resulting from the stock sale and warrant issuance described in this press release; possible stagnation and decline in the price of Terabeam’s common stock as a result of these transactions; and the reactions, positive or negative, of customers, investors, employees, competitors, and others to the stock sale and warrant issuance described in this press release and their ramifications.  Further information on these and other factors that could affect Terabeam’s actual results is and will be included in filings made by Terabeam from time to time with the Securities and Exchange Commission and in its other public statements.